EXHIBIT (g)(ii)

ADVISORY AGREEMENT

AB MULTI-MANAGER ALTERNATIVE FUND (CAYMAN), LTD.

1345 Avenue of the Americas

New York, New York 10105

November 13, 2019

AllianceBernstein L.P.

1345 Avenue of the Americas

New York, New York 10105

Dear Sirs:

We herewith confirm our agreement with you as follows:

1. We are an exempted company organized under the laws of the Cayman Islands and a wholly-owned subsidiary of AB Multi-Manager Alternative Fund (the “Fund”), which is a closed-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “Act”). We are engaged in the business of investing and reinvesting our assets in securities of the type and in accordance with the limitations specified in our Memorandum and Articles of Association (“Articles”) in such manner and to such extent as may from time to time be authorized by our Directors. We enclose copies of the documents listed above and will from time to time furnish you with any amendments thereof.

2. (a) We hereby employ you to manage the investment and reinvestment of our assets as above specified, and, without limiting the generality of the foregoing, to provide management and other services specified below.

(b) You will make decisions with respect to all purchases and sales of our portfolio securities. To carry out such decisions, you are hereby authorized, as our agent and attorney-in-fact, for our account and at our risk and in our name, to place orders for the investment and reinvestment of our assets. In all purchases, sales and other transactions in our portfolio investments you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as we might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(c) You will report to our Directors from time to time as requested by the Directors, and will also keep us in touch with important developments affecting such portfolio investments and on your own initiative will furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual issuers whose securities are included in our portfolio, the industries in which they engage, or the conditions prevailing in the economy generally. You will also furnish us with such statistical and analytical information with respect to our portfolio investments as you may believe appropriate or as we reasonably may request. In making such purchases and sales of securities or commodities in our portfolio, you will invest in accordance with the investment policies and strategies of AB Multi-Manager Alternative Fund as well as bear in mind the policies set forth from time to time by our Directors as well as the limitations imposed by our Articles and the limitations of the Internal Revenue Code in respect of regulated investment companies.

(d) It is understood that you will from time to time employ or associate with yourselves such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder. During the continuance of this agreement at our request you will provide us at your expense persons satisfactory to our Board of Directors to serve as our officers. Furthermore, you or your affiliates (other than us) shall furnish us without charge with such management supervision and assistance and such office facilities as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority to which you may be subject. Nothing contained herein shall be construed to limit your right to reimbursement under the Administrative Reimbursement Agreement dated November 13, 2019 between the Fund and you (the “Administrative Reimbursement Agreement”) with respect to services provided under the Administrative Reimbursement Agreement for which reimbursement has been approved by the Fund’s Board of Trustees. Nothing contained herein shall be construed to restrict our right to hire our own employees or to contract for services to be performed by third parties, or to restrict your right to be compensated by us pursuant to separate agreement(s) for providing to us clerical, accounting and other services not specifically addressed herein.

3. Subject to the foregoing, we shall be responsible and hereby assume the obligation for payment of all our expenses, including: (a) brokerage and commission expenses; (b) Federal, state, local and foreign taxes, including issue and transfer taxes, incurred by or levied on us; (c) interest charges on borrowings; (d) our organizational expenses, whether or not advanced by you, and costs of maintenance of our corporate existence; (e) charges and expenses of our administrator(s) (including your charges under the Administrative Reimbursement Agreement), custodian, and transfer and dividend disbursing agent and registrar of shares; (f) legal and auditing expenses; and (g) costs of stationery and supplies.

4. We shall expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, you against any liability to us or to our security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

5. You shall receive no compensation from us for your services hereunder. We understand and agree, however, that you and your affiliates expect to receive compensation from the Fund. You acknowledge that you and your affiliates will receive fees from the Fund in connection with your provision of services hereunder.

6. This agreement shall become effective on the date hereof and shall continue in force until August 1, 2020 and shall continue in effect thereafter provided that such continuance is specifically approved at least annually by our Board of Directors or by vote of the holders of a majority of our outstanding voting securities (as defined in the Act), and, in either case, by a majority of our Directors who are not interested persons, as defined in the Act, of any party to this agreement. Upon the effectiveness of this agreement, it shall supersede all previous agreements between us covering the subject matter hereof. This agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our outstanding voting securities (as so defined) or by a vote of a majority of our Directors, on sixty days’ written notice to you, or by you on sixty days written notice to us.

7. This agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged and this agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge. The terms “transfer”, “assignment” and “sale” as used in this paragraph shall have the meanings ascribed hereto by governing law and any interpretation thereof contained in rules or regulations promulgated by the Securities and Exchange Commission thereunder.

8. (a) Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your employees, or any of the officers or directors of AllianceBernstein Corporation, your general partner, or persons otherwise affiliated with us (within the meaning of the Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

(b) You will notify us of any change in general partners of your partnership within a reasonable time after such change.

9. This agreement shall be governed by the laws of the State of New York.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

AB Multi-Manager Alternative Fund (Cayman), Ltd.

By:	/s/ Eric C. Freed
Name:	Eric C. Freed
Title:	Assistant Secretary

Agreed to and accepted November 13, 2019.

AllianceBernstein L.P.

By:	/s/ Emilie D. Wrapp
Name:	Emilie D. Wrapp
Title:	Senior Vice President
Assistant Secretary and Assistant General Counsel

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